Exhibit 23.1



                           CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statements of The Macerich Company in Form S-3 and Form S-8, of our report dated March 14, 1997, on our audits of the consolidated financial statements and financial statement schedule of The Macerich Company as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and the period March 16,1994 through December 31, 1994 and the combined financial statements of Macerich Predecessor Affiliates for the period January 1, 1994 through March 15, 1994, and the year ended December 31, 1993, which report is included in the Annual Report on Form 10-K. We also consent to the reference to our Firm under the caption "Experts" in the registration statement on Form S-3.




COOPERS & LYBRAND  L.L.P.
Los Angeles, California
March 25, 1997